UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2005

GTECH Holdings Corporation

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11250	05-0450121
(Commission File Number)	(IRS Employer Identification Number)

55 Technology Way, West Greenwich, Rhode Island 02817

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 401-392-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

This Report is filed in respect of the 1.75% Convertible Debentures, due December 2021 (the “Debentures”). Holders of the Debentures have the right to convert the Debentures into shares of GTECH’s Common Stock, par value $.01 per share (“Common Stock”), pursuant to the terms and conditions set forth in that certain Indenture, dated as of December 18, 2001, among GTECH, as Issuer; GTECH Corporation, GTECH Rhode Island Corporation and GTECH Latin America Corporation, as Guarantors; and The Bank of New York, as Trustee.

Specifically, the Debentures are convertible at the option of the holders of the Debentures into shares of Common Stock at an initial conversion rate of 72.7272 shares of Common Stock per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.75 per share, subject to certain adjustments, in the following circumstances:

(i)          if the sale price of Common Stock is more than 120% of the conversion price (approximately $16.50 per share) for at least 20 trading days in a 30 trading-day period prior to the date of surrender for conversion;

(ii)         if, during any period, the credit ratings assigned to the Debentures by Moody’s or Standard & Poor’s are reduced below Ba1 or BB, respectively, or the credit rating assigned to the Debentures is suspended or withdrawn by either rating agency;

(iii)	if the Debentures have been called for redemption; or

(iv)	upon the occurrence of specified corporate transactions.

GTECH claims exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in respect to the issuance of shares of Common Stock upon the conversion of the Debentures by virtue of compliance (on the basis of facts described herein) with Section 3 (a) (9) of the Securities Act.

This Report reports that GTECH issued shares of its Common Stock upon the exercise of conversion rights by Holders of the Debentures, in the amounts, for consideration and pursuant to conversion notices dated, as follows:

Date of Notice of Conversion	Consideration (Dollars of Retired Debenture Principal Amount)	Common Shares Issued
July 13, 2005	11,056,000	804,071
July 14, 2005	4,097,000	297,962

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, GTECH Holdings Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTECH HOLDINGS CORPORATION

By:	/s/ Michael K. Prescott
Michael K. Prescott
Vice President and Deputy General Counsel

Dated: July 19, 2005